EXHIBIT 99.1
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                              CAMDEN MINES LIMITED
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        505 Burrard Street, Suite 1880, Vancouver, B.C., Canada, V7X 1M6

                      CAMDEN MINES ANNOUNCES ACQUISITIONS,
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                    PLANS TO CHANGE NAME TO XINHUA CHINA LTD.
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September 14, 2004 - Camden Mines Limited  (OTCBB:  CNMN) today announced it has signed two separate binding Letter Agreements under which Camden would acquire all of the outstanding shares of Pac-Poly Investments Limited and 95 percent of the outstanding shares of Beijing Boheng Investment & Management Co., Ltd. Pac-Poly, a company organized under the laws of the British Virgin Islands, would receive 16,387,000 shares of Camden's common stock and Boheng, a company organized under the laws of the People's Republic of China, would receive 18,613,000 shares of Camden's common stock for a total of 35,000,000 shares.

Pac-Poly and Boheng previously signed an agreement to acquire 57.67 percent of Xinhua Publications Circulation & Distribution Center Co., Ltd., a newly formed company organized under the laws of the Peoples' Republic of China. Xinhua C&D has been granted a nationwide distribution licence in China for: books; periodicals; human body art pictorials; audio video product distribution; wholesale, retail and mail order of publicly distributed electronic publications; advertisement by domestic and foreign firms in certain categories of books; and classified ads. In addition to receiving the nationwide distribution licence in China, Xinhua C & D recently finalized distribution agreements for certain international publications for the China market.

The acquisitions of Pac-Poly and Boheng are subject to Camden completing its due diligence of both Pac-Poly and Boheng within 90 days after entering into the Letter Agreements; each of Pac-Poly and Boheng receiving their intended share capital in the newly created Xinhua C & D, equivalent to an aggregate of 57.67 percent of the outstanding share capital in Xinhua C & D; and other terms and conditions of the Letter Agreements, or Formal Agreements if any are entered into, being satisfied.

In order to encourage Pac-Poly and Boheng to enter into the Letter Agreements with Camden, Mr. Xianping Wang, President, CEO and director of Camden, has agreed upon completion of the acquisition of Pac-Poly and Boheng, to surrender for cancellation 35,000,000 shares of common stock of Camden from the 45,000,000 shares of common stock of Camden that he acquired on August 5, 2004.

Separately, Camden announced it plans to increase its authorized capital from 100,000,000 shares of common stock, par value $0.00001, to 500,000,000 shares and to change its name from Camden Mines Limited to Xinhua China Ltd. The increase in authorized capital and name change received approval from a majority of the shareholders on September 6, 2004, and are to be effective October 5, 2004. The intended date for these actions to take place is October 12, 2004. If and when the proposed name change takes place, Camden intends to receive a new CUSIP number and trading symbol.

For further information please contact (604) 681-3864.

THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, CAMDEN'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.